Exhibit 99.1
MACKINAC FINANCIAL CORPORATION
NONPERFORMING ASSETS AS OF DECEMBER 31, 2007
Nonperforming assets totaled $5.234 million with specific reserves of $1.505 million. The overall allowance for loan losses at December 31, 2007 amounted to $4.146 million, or 1.17% of total loans.
The attached schedule provides added disclosure relative to the nonperforming assets of Mackinac Financial Corporation as of December 31, 2007.
This schedule shows the detail of nonperforming assets categorized by type of loan/collateral. The nonperforming assets are also categorized by origination date defined as “Pre-Recap” or “Post-Recap.” The “Pre-Recap” time period refers to loan originations prior to the recapitalization of Mackinac Financial Corporation, which occurred in December 2004. The “Post-Recap” is defined as loans originated by the new management team subsequent to the recapitalization.
The schedule also shows the relative geographical regions of the nonperforming assets, all of which pertain to the State of Michigan.

MACKINAC FINANCIAL CORPORATION
NONPERFORMING ASSET ANALYSIS(dollars in thousands)
AS OF DECEMBER 31, 2007

		WHEN		APPRAISED	ESTIMATED	(DEFICIENCY)	SBA	RESERVE	PERSONAL	ESTIMATED NET
COLLATERAL TYPE	BALANCE	ORIGINATED	STATUS	VALUE	LIQUIDATION VALUE	SURPLUS	GUARANTEE	ALLOCATION	GUARANTEE	SURPLUS / (EXPOSURE)

	(a)	(b)	(c)	(d)	(e)	(f)=(e-a)	(g)	(h)	(i)	(j)=(f+g+h)
NONPERFORMING ASSETS
NONACCRUAL LOANS
Motel / Hotel (NLP)	$1,698	Pre-recap	Nonaccrual/Litigation	$1,000	$623	$(1,075)	$435	$730	N/A	$90
1-4 Family (UP)	281	Pre-recap	Nonaccrual	366	276	(5)	0	11	N/A	6
1-4 Family (NLP)	64	Pre-recap	Nonaccrual/Litigation	163	56	(8)	0	0	N/A	(8)
Land (NLP)	37	Pre-recap	Nonaccrual	130	88	51	0	0	N/A	51
Land Development / Condo (NLP)	1,042	Post - recap	Nonaccrual/Litigation	1,600	1,040	(2)	0	400	YES	398
1-4 Family (UP)	176	Post - recap	Nonaccrual/Bankruptcy	222	100	(76)	0	78	YES	2

SUBTOTAL NONACCRUAL LOANS	3,298			3,481	2,183	(1,115)	435	1,219		539

>90 DAYS PAST DUE LOANS
Cabins / Land (NLP)	619	Pre-recap	Active / Litigation	1,089	637	18	0	100	YES	118
1-4 Family (UP)	90	Pre-recap	Active	106	85	(5)	0	1	N/A	(4)
Business — Liquor License (NLP)	1	Pre-recap	Active / Litigation	47	6	5	0	0	YES	5

SUBTOTAL > 90 DAYS PAST DUE LOANS	710			1,242	728	18	0	101		119

OTHER REAL ESTATE OWNED
Cabins / Land (NLP)	291	Pre-recap	OREO	325	234	(57)	0	60	N/A	3
Downtown Store Frontage (UP)	63	Pre-recap	Nonaccrual; Redemption	40	32	(31)	0	25	N/A	(6)
1-4 Family (UP)	20	Pre-recap	Nonaccrual; Redemption	13	10	(10)	0	10	N/A	0
Land Development (NLP)	511	Post - recap	OREO	682	546	35	0	0	N/A	35
Equipment Storage Building (UP)	264	Post - recap	Nonaccrual; Redemption	310	209	(55)	0	90	N/A	35
Downtown Store Frontage / 2 / 1-4 Family (UP)	77	Post - recap	OREO	96	77	0	0	0	N/A	0

SUBTOTAL OTHER REAL ESTATE OWNED	1,226			1,466	1,108	(118)	0	185		67

SUBTOTAL“ PRE-RECAP” NONPERFORMING ASSETS	3,164			3,279	2,047	(1,117)	435	937		255

SUBTOTAL “POST-RECAP” NONPERFORMING ASSETS	2,070			2,910	1,972	(98)	0	568		470

REGIONAL BREAKOUT OF NONPERFORMING ASSETS
“PRE-RECAP”
NLP - NORTHERN LOWER PENINSULA	2,710			2,754	1,644	(1,066)	435	890		259
UP- UPPER PENINSULA	454			525	403	(51)	0	47		(4)
SEM -SOUTH EAST MICHIGAN	0			0	0	0	0	0		0

SUBTOTAL” PRE-RECAP” NONPERFORMING ASSETS	3,164			3,279	2,047	(1,117)	435	937		255

“POST-RECAP”
NLP - NORTHERN LOWER PENINSULA	1,553			2,282	1,586	33	0	400		433
UP- UPPER PENINSULA	517			628	386	(131)	0	168		37
SEM -SOUTH EAST MICHIGAN	0			0	0	0	0	0		0

SUBTOTAL “POST-RECAP” NONPERFORMING ASSETS	2,070			2,910	1,972	(98)	0	568		470

TOTAL NONPERFORMING ASSETS	$5,234			$6,189	$4,019	$(1,215)	$435	$1,505		$725